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                                                                    Exhibit 21.1

                        NEW CENTURY FINANCIAL CORPORATION

                           SUBSIDIARIES OF REGISTRANT


Name                                State or other Jurisdiction of Incorporation
                                    --------------------------------------------

New Century Mortgage Corporation    California
    NC Capital Corporation          California
        NC Residual II Corporation  Delaware
        New Century Mortgage
        Securities, Inc.            Delaware
        New Century R.E.O. Corp     California
    NC Residual Corporation         Delaware
    Worth Funding Incorporated      California
Anyloan Financial Corporation       Delaware
    The Anyloan Company             California
    NC Insurance Services, Inc.     Louisiana